Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
July 29, 2021

CULLEN/FROST REPORTS SECOND QUARTER RESULTS
Board increases quarterly common dividend by 4 percent to $0.75

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported second quarter 2021 results.
Net income available to common shareholders for the second quarter of 2021 was $116.4 million, compared to $93.1 million in the second quarter of 2020. On a per-share basis, net income available to common shareholders for the second quarter of 2021 was $1.80 per diluted common share, compared to $1.47 per diluted common share reported a year earlier. Returns on average assets and average common equity were 1.02 percent and 11.18 percent, respectively, for the second quarter of 2021 compared to 0.99 percent and 9.60 percent, respectively, for the same period a year earlier.

For the second quarter of 2021, net interest income on a taxable-equivalent basis was $280.0 million, up 3.8 percent, compared to the same quarter in 2020. Average loans for the second quarter of 2021 decreased $303.2 million, or 1.7 percent, to $17.2 billion, from the $17.5 billion reported for the second quarter a year earlier. Excluding PPP loans, second quarter average loans of $14.6 billion represented a 3.0 percent decrease compared to the second quarter of 2020. Average deposits for the quarter were $38.3 billion, up $7.0 billion, or 22.2 percent, compared to the $31.3 billion reported for last year's second quarter.

“Since the end of the quarter, we've begun to see stabilization in non-PPP loans," said Phil Green, Cullen/Frost Chairman and CEO. "As we emerge from the pandemic lockdown and the economy reopens, our company is in a strong position to benefit from the rebound in economic activity. During the second quarter, we completed our 25-branch expansion program in the Houston market area. Based on the success of our new Houston area locations to date, we've announced a similar organic expansion effort in Dallas, as well as some follow-on new location openings in the Houston area. At the same time, we continue to take steps to enhance the Frost experience for our customers and our employees.”

For the first six months of 2021, net income available to common shareholders was $230.3 million, up 64.1 percent compared to $140.3 million for the first six months of 2020. Diluted EPS available to common shareholders for the first six months of 2021 was $3.57 compared to $2.21 in the year-earlier period, representing an increase of 61.5 percent. Returns on average assets and average common equity for the first six months of 2021 were 1.05 percent and 11.16 percent, respectively, compared to 0.79 percent and 7.24 percent, respectively, for the same period in 2020.

Noted financial data for the second quarter of 2021 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the second quarter of 2021 were 13.60 percent, 14.21 percent and 16.17 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $280.0 million, an increase of 3.8 percent, compared to the prior year period. Net interest margin was 2.65 percent for the second quarter of 2021, down 7 basis points compared to the first quarter of 2021 net interest margin of 2.72 percent. Net interest margin decreased 48 basis points compared to 3.13 percent for the same period in 2020.
•Non-interest income for the second quarter of 2021 totaled $91.2 million, an increase of $13.6 million, or 17.6 percent, from the $77.6 million reported for the second quarter of 2020. Trust and investment management fees increased $6.8 million, or 21.9 percent, compared to the second quarter of 2020. The increase in trust and investment management fees was primarily the result of increases in equity valuations and the number of customer accounts as well as an increase in estate fees. Service charges on deposit accounts increased $2.3 million or 12.9 percent compared to the second quarter of 2020. The increase was mainly driven by increases in overdraft charges on consumer and commercial accounts (up $887,000 and $314,000, respectively) and an increase in commercial service charges (up $974,000). Other income for the second quarter increased by $1.8 million, or 23.6 percent compared to the year-earlier period. This increase was largely driven by gains on sales of assets, up $1.1 million in the second quarter of 2021, due to a $1.8 million gain on sale of real estate. Net interchange and card transaction fees increased by $1.7 million, or 56.5 percent, compared to the second quarter of 2020, driven by increased transaction volumes as well as new card products and partly offset by increases in network costs. Other charges, commissions and fees increased $1.0 million, or 12.7 percent, compared to the second quarter of 2020. The increase was primarily related to an increase in income from the sale of mutual fund accounts (up $1.1 million).
•Non-interest expense was $215.3 million for the quarter, up $15.6 million, or 7.8 percent, compared to the $199.7 million reported for the second quarter a year earlier. Salaries and wages expense increased $6.7 million, or 7.4 percent, compared to the second quarter of 2020, impacted by decreased PPP-related expense deferrals in the second quarter of 2021. Salaries and wages during the second quarter of 2020 were impacted by $5.5 million of salary costs deferred as loan origination costs in connection with the high volume of PPP loan originations during that quarter, which reduced salaries expense. The comparable PPP-related salaries expense deferral for the second quarter of 2021 was $399,000. Other non-interest expense increased $5.7 million, or 15.7 percent, compared to the second quarter of 2020. The overall increase included increases in donations expense (up $2.0 million); advertising/promotions expense (up $1.8 million); and fraud losses (up $873,000); among other things. Donations expense during the second quarter of 2021 was impacted by a $1.8 million contribution to the Frost Charitable Foundation. The increase in other non-interest expense was also partly due to a decrease in costs deferred as loan origination costs, down $1.6 million compared to the prior-year period, primarily in connection with the high volume of PPP loan originations during the second quarter of 2020. Technology, furniture and equipment expense increased $2.0 million, or 7.5 percent, compared to the second quarter of 2020. The increase was primarily related to increases in cloud services expense (up $1.1 million), depreciation of furniture and equipment (up $689,000) and software maintenance (up $407,000). Net occupancy expense increased $1.4 million, or 5.5 percent, compared to the second quarter of 2020. The increase was primarily related to increases in repairs and maintenance/service contracts expense (up $1.4 million) and depreciation on leasehold improvements (up $532,000), among other things, partly offset by a decrease in lease expense (down $754,000).
•For the second quarter of 2021, the company did not report a credit loss expense. For the second quarter of 2020, the company recorded a $27.2 million credit loss expense related to loans and $41.0 million in net charge-offs. The allowance for credit losses on loans as a percentage of total loans was 1.54 percent at June 30, 2021, compared to 1.46 percent at the end of the first quarter of 2021 and 1.39 percent at the end of the second quarter of 2020. Excluding PPP loans, which carry a guarantee from the SBA, the allowance for credit losses on loans as a percentage of total loans was 1.74 percent at the end of the second quarter of 2021, compared to 1.77 percent at the end of the first quarter of 2021 and 1.69 percent at the end of the second quarter of 2020. Non-accrual loans were $57.3 million at the end of the second quarter of 2021, compared to $51.0 million at the end of the first quarter of 2021 and $79.5 million at the end of the second quarter of 2020.

The Cullen/Frost board declared a third-quarter cash dividend of $0.75 per common share, representing an increase of 4 percent from the previous quarterly dividend of $0.72. The dividend on common stock is payable September 15, 2021 to shareholders of record on August 31 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on September 15, 2021, to shareholders of record on August 31 of this year.

Cullen/Frost Bankers, Inc. will host a conference call on Thursday, July 29, 2021, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430 or via webcast on our investor relations website linked below.
Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, August 1, 2021 at 855-859-2056 with Conference ID # of 5893015. The call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.
Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $46.7 billion in assets at June 30, 2021. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Volatility and disruption in national and international financial and commodity markets.
Government intervention in the U.S. financial system.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.
•The soundness of other financial institutions.
•Political instability.
•Impairment of our goodwill or other intangible assets.
•Acts of God or of war or terrorism.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowings and savings habits.
•Changes in the financial performance and/or condition of our borrowers.
•Technological changes and the speed of digital transformation.
•The cost and effects of failure, interruption, or breach of security of our systems or those of our outside providers and our customers.
•Our customers' vulnerability to internal and external fraud (including fraudulent e-mail and other communications).
•Acquisitions and integration of acquired businesses.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Changes in our liquidity position.
•Changes in our organization, compensation and benefit plans.
•The impact of the COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Our success at managing the risks involved in the foregoing items.
Further, statements about the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$257,156	$240,881	$242,246	$243,423	$245,811
Net interest income (1)	279,997	263,949	265,721	267,041	269,722
Credit loss expense	—	63	13,756	20,302	31,975
Non-interest income:
Trust and investment management fees	37,874	35,314	32,270	31,469	31,060
Service charges on deposit accounts	19,849	19,993	20,830	19,812	17,580
Insurance commissions and fees	10,773	17,313	11,704	11,456	10,668
Interchange and card transaction fees	4,641	4,093	3,746	3,503	2,966
Other charges, commissions and fees	8,640	8,304	9,427	8,370	7,663
Net gain (loss) on securities transactions	—	—	—	—	—
Other	9,470	8,219	13,360	8,991	7,664
Total non-interest income	91,247	93,236	91,337	83,601	77,601

Non-interest expense:
Salaries and wages	97,035	93,458	104,843	93,323	90,350
Employee benefits	18,728	22,536	15,852	16,074	18,861
Net occupancy	26,650	26,051	26,822	25,466	25,266
Technology, furniture and equipment	27,998	28,016	27,464	26,482	26,046
Deposit insurance	2,877	2,928	2,706	2,372	2,800
Intangible amortization	185	202	208	212	241
Other	41,781	36,951	45,017	38,221	36,115
Total non-interest expense	215,254	210,142	222,912	202,150	199,679
Income before income taxes	133,149	123,912	96,915	104,572	91,758
Income taxes	15,081	7,897	8,645	9,516	(1,314)
Net income	118,068	116,015	88,270	95,056	93,072
Preferred stock dividends	1,669	2,151	—	—	—
Net income available to common shareholders	$116,399	$113,864	$88,270	$95,056	$93,072

PER COMMON SHARE DATA
Earnings per common share - basic	$1.81	$1.78	$1.39	$1.50	$1.47
Earnings per common share - diluted	1.80	1.77	1.38	1.50	1.47
Cash dividends per common share	0.72	0.72	0.72	0.71	0.71
Book value per common share at end of quarter	66.44	64.89	65.82	65.07	63.97

OUTSTANDING COMMON SHARES
Period-end common shares	63,646	63,532	63,011	62,782	62,670
Weighted-average common shares - basic	63,606	63,306	62,940	62,727	62,596
Dilutive effect of stock compensation	496	510	311	193	205
Weighted-average common shares - diluted	64,102	63,816	63,251	62,920	62,801

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.09%	0.86%	0.96%	0.99%
Return on average common equity	11.18	11.13	8.55	9.30	9.60
Net interest income to average earning assets	2.65	2.72	2.82	2.95	3.13

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$17,246	$17,684	$17,945	$18,149	$17,550
Earning assets	42,916	39,804	38,262	36,749	35,128
Total assets	45,665	42,530	40,963	39,435	37,838
Non-interest-bearing demand deposits	16,456	15,309	15,119	14,585	13,785
Interest-bearing deposits	21,815	20,097	19,010	18,289	17,528
Total deposits	38,271	35,406	34,129	32,875	31,313
Shareholders' equity	4,320	4,295	4,175	4,065	3,899

Period-End Balance:
Loans	$16,596	$17,890	$17,481	$18,224	$17,972
Earning assets	43,943	41,380	39,648	37,482	36,613
Goodwill and intangible assets	656	656	657	657	657
Total assets	46,698	44,047	42,391	40,101	39,378
Total deposits	38,734	36,925	35,016	33,500	32,679
Shareholders' equity	4,374	4,268	4,293	4,085	4,009
Adjusted shareholders' equity (1)	3,961	3,880	3,780	3,580	3,521

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$255,288	$261,258	$263,177	$263,475	$250,061
As a percentage of period-end loans	1.54%	1.46%	1.51%	1.45%	1.39%

Net charge-offs:	$1,591	$1,919	$13,565	$10,176	$41,048
Annualized as a percentage of average loans	0.04%	0.04%	0.30%	0.22%	0.94%

Non-accrual loans:	$57,250	$50,976	$61,449	$91,578	$79,461
As a percentage of total loans	0.34%	0.28%	0.35%	0.50%	0.44%
As a percentage of total assets	0.12	0.12	0.14	0.23	0.20

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.60%	13.45%	12.86%	12.71%	12.48%
Tier 1 Risk-Based Capital Ratio	14.21	14.07	13.47	12.71	12.48
Total Risk-Based Capital Ratio	16.17	16.07	15.44	14.69	14.43
Leverage Ratio	7.60	7.97	8.07	7.85	8.01
Equity to Assets Ratio (period-end)	9.37	9.69	10.13	10.19	10.18
Equity to Assets Ratio (average)	9.46	10.10	10.19	10.31	10.30

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Six Months Ended
	June 30,
	2021	2020
CONDENSED INCOME STATEMENTS
Net interest income	$498,037	$490,332
Net interest income (1)	543,946	538,174
Credit loss expense	63	207,172
Non-interest income:
Trust and investment management fees	73,188	65,533
Service charges on deposit accounts	39,842	40,231
Insurance commissions and fees	28,086	27,153
Interchange and debit card transaction fees	8,734	6,221
Other charges, commissions and fees	16,944	17,028
Net gain (loss) on securities transactions	—	108,989
Other	17,689	25,361
Total non-interest income	184,483	290,516

Non-interest expense:
Salaries and wages	190,493	189,162
Employee benefits	41,264	43,750
Net occupancy	52,701	50,650
Technology, furniture and equipment	56,014	51,286
Deposit insurance	5,805	5,424
Intangible amortization	387	498
Other	78,732	83,072
Total non-interest expense	425,396	423,842
Income before income taxes	257,061	149,834
Income taxes	22,978	2,009
Net income	234,083	147,825
Preferred stock dividends	3,820	2,016
Redemption of preferred stock	—	5,514
Net income available to common shareholders	$230,263	$140,295

PER COMMON SHARE DATA
Earnings per common share - basic	$3.59	$2.22
Earnings per common share - diluted	3.57	2.21
Cash dividends per common share	1.44	1.42
Book value per common share at end of quarter	66.44	63.97

OUTSTANDING COMMON SHARES
Period-end common shares	63,646	62,670
Weighted-average common shares - basic	63,457	62,619
Dilutive effect of stock compensation	512	301
Weighted-average common shares - diluted	63,969	62,920

SELECTED ANNUALIZED RATIOS
Return on average assets	1.05%	0.79%
Return on average common equity	11.16	7.24
Net interest income to average earning assets	2.68	3.33

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2021	2020
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$17,464	$16,272
Earning assets	41,369	32,966
Total assets	44,102	35,693
Non-interest-bearing demand deposits	15,888	12,261
Interest-bearing deposits	20,960	17,091
Total deposits	36,848	29,352
Shareholders' equity	4,308	3,954

Period-End Balance:
Loans	16,596	17,972
Earning assets	43,943	36,613
Goodwill and intangible assets	656	657
Total assets	46,698	39,378
Total deposits	38,734	32,679
Shareholders' equity	4,374	4,009
Adjusted shareholders' equity (1)	3,961	3,521

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loans:	$255,288	$250,061
As a percentage of period-end loans	1.54%	1.39%

Net charge-offs:	3,510	79,694
Annualized as a percentage of average loans	0.04%	0.98%

Non-accrual loans:	$57,250	$79,461
As a percentage of total loans	0.34%	0.44%
As a percentage of total assets	0.12	0.20

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.60%	12.48%
Tier 1 Risk-Based Capital Ratio	14.21	12.48
Total Risk-Based Capital Ratio	16.17	14.43
Leverage Ratio	7.60	8.01
Equity to Assets Ratio (period-end)	9.37	10.18
Equity to Assets Ratio (average)	9.77	11.08

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

TAXABLE-EQUIVALENT YIELD/COST (UNAUDITED)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

TAXABLE-EQUIVALENT YIELD/COST (1)
Earning Assets:
Interest-bearing deposits	0.11%	0.10%	0.10%	0.10%	0.10%
Federal funds sold	0.15	0.24	0.31	0.18	0.18
Resell agreements	0.20	0.15	0.24	0.27	0.59
Securities	3.36	3.41	3.41	3.44	3.53
Loans, net of unearned discounts	4.28	3.87	3.74	3.73	3.95
Total earning assets	2.71	2.78	2.89	3.04	3.24

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.01	0.01	0.02	0.02	0.02
Money market deposit accounts	0.09	0.07	0.07	0.09	0.09
Time accounts	0.33	0.53	0.82	1.11	1.40
Public funds	0.02	0.02	0.02	0.02	0.09
Total interest-bearing deposits	0.06	0.07	0.09	0.12	0.14

Total deposits	0.04	0.04	0.05	0.07	0.08

Federal funds purchased	0.08	0.08	0.08	0.08	0.07
Repurchase agreements	0.11	0.09	0.11	0.12	0.15
Junior subordinated deferrable interest debentures	1.87	1.89	1.96	2.05	2.90
Subordinated notes payable and other notes	4.70	4.70	4.70	4.70	4.71
Federal Home Loan Bank advances	—	—	—	—	0.29
Total interest-bearing liabilities	0.10	0.10	0.13	0.15	0.19

Net interest spread	2.61	2.68	2.76	2.89	3.05
Net interest income to total average earning assets	2.65	2.72	2.82	2.95	3.13

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.

AVERAGE BALANCES (UNAUDITED)

	2021		2020
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$13,347	$9,865	$7,718	$5,888	$4,986
Federal funds sold	21	5	2	11	72
Resell agreements	8	3	15	20	20
Securities	12,294	12,247	12,852	12,680	12,501
Loans, net of unearned discount	17,246	17,684	17,945	18,149	17,550
Total earning assets	$42,916	$39,804	$38,262	$36,749	$35,128

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$10,286	$9,094	$8,397	$8,077	$7,615
Money market deposit accounts	9,731	9,192	8,884	8,555	8,230
Time accounts	1,132	1,133	1,133	1,120	1,118
Public funds	665	678	596	537	565
Total interest-bearing deposits	21,815	20,097	19,010	18,289	17,528

Total deposits	38,271	35,406	34,129	32,875	31,313

Federal funds purchased	34	41	38	34	33
Repurchase agreements	2,059	1,840	1,705	1,544	1,262
Junior subordinated deferrable interest debentures	136	136	136	136	136
Subordinated notes payable and other notes	99	99	99	99	99
Federal Home Loan Bank advances	—	—	—	—	440
Total interest-bearing funds	$24,143	$22,213	$20,988	$20,103	$19,498